Exhibit 77 C for 4/30/2008 N-SAR: Submission of Matters to a Vote of Shareholders

First Trust/FIDAC Mortgage Income Fund

The Joint Annual Meetings of Shareholders of the Common
Shares of Macquarie/First Trust Global
Infrastructure/Utilities Dividend & Income Fund, Energy
Income and Growth Fund, First Trust Enhanced Equity Income
Fund, First Trust/Aberdeen Global Opportunity Income Fund,
First Trust/FIDAC Mortgage Income Fund, First Trust
Strategic High Income Fund, First Trust Strategic High
Income Fund II, First Trust/Aberdeen Emerging Opportunity
Fund, First Trust/Gallatin Specialty Finance and Financial
Opportunities Fund and First Trust Active Dividend Income
Fund and Shareholders of the Preferred Shares of First
Trust Tax-Advantaged Preferred Income Fund was held on
April 14, 2008. At the Annual Meeting, Independent Trustee
Robert F. Keith was elected for a three-year term. The number of votes cast in favor of Mr. Keith was 3,676,019, the number of votes withheld was 18,222 and the number of abstentions was 350,995.